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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                                  Three Months Ended
                                                       March 31
                                                  ------------------
                                                   1998         1997
                                                  -----        -----
EARNINGS:
Income before income taxes                     $193,209       245,210
Add: fixed charges                               18,785        19,477
                                                -------       -------
   Income, as adjusted                         $211,994       264,687
                                                =======       =======

FIXED CHARGES:
Interest costs                                  $12,489        12,901
Rental expense (1)                                6,296         6,576
                                                -------       -------
   Total fixed charges                          $18,785        19,477
                                                =======       =======

FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS:
Fixed charges                                   $18,785        19,477
PSOP preferred stock dividends                    4,291         4,425
Dividends on monthly income
 preferred securities                             3,105         3,105
                                                -------       -------
    Total fixed charges and
     preferred stock dividends                  $26,181        27,007
                                                =======       =======

Ratio of earnings to fixed charges                11.29         13.59
                                                =======       =======

Ratio of earnings to combined fixed
 charges and preferred stock dividends             8.10          9.80
                                                =======       =======

(1) Interest portion deemed implicit in total rent expense.